Exhibit 8.1
CHINA GRENTECH CORPORATION LIMITED
LIST OF SUBSIDIARIES (AS OF DECEMBER 31, 2009)
Wholly-Owned Subsidiaries:
1. GrenTech (BVI) Limited, a British Virgin Islands company;
2. Shenzhen GrenTech Co., Ltd., a PRC company;
3. Shenzhen Kaige Communication Technology Co., Ltd., a PRC company;
4. Shenzhen Kaixuan Communication Technology Co., Ltd., a PRC company; and
5. Shenzhen GrenTech RF Communication Ltd., a PRC company.
Affiliated Entity Consolidated in China GrenTech Corporation Limited’s Financial Statements:
1. Shenzhen Lingxian Technology Co., Ltd., a PRC company; and
2. PT. GrenTech Indonesia, an Indonesian company.